Exhibit 99.1

Sprinklr Announces Appointments to Board of Directors

•Jan R. Hauser appointed as a Member of the Board and the Audit Committee.
•Steve M. Ward appointed as a Member of the Board and the Compensation Committee
•As of March 31, 2025, Ed Gillis to step down as Chair of Audit Committee, and Jan R. Hauser will assume the role of Chair of the Audit Committee
•Ed Gillis to step down from the Board as of June 12, 2025.

NEW YORK, NY — January 30, 2025 – Sprinklr (NYSE: CXM), the unified customer experience management (Unified-CXM) platform for modern enterprises, has appointed Jan R. Hauser, a global finance leader and retired PricewaterhouseCoopers (PwC) partner, and Stephen M. Ward, Jr., a former Chief Executive Officer of Lenovo Group Limited and member of the founding team of C3.ai, to its Board of Directors, effective January 29, 2025.

Current Board member and Audit Committee Chair, Ed Gillis, has notified the Company of his decision to step down as Chair of the Audit Committee effective March 31, 2025. Subsequently, Ms. Hauser will assume the role of Chair of the Audit Committee. Thereafter, Mr. Gillis will step down from the board on June 12, 2025. Mr. Gillis has served as a member of our Board since November 2015.

“We are happy to welcome Jan Hauser and Steve Ward to the Sprinklr Board,” said Sprinklr Founder and Chairman of the Board, Ragy Thomas. “Their proven leadership and expansive expertise will be invaluable as we work to execute against our strategic vision and bring value to customers with our AI-powered platform. We also want to thank Ed Gillis for his many years of service on the Board and his unwavering dedication that helped Sprinklr to become the industry-changing enterprise software company that we are today.”

Jan Hauser is a global finance leader, retired PricewaterhouseCoopers (PwC) partner and board member with more than thirty-five years of experience dealing with complex business transactions and strategies. Ms. Hauser served in various capacities at the General Electric Company (“GE”) from April 2013 until March 2019, including as Vice President, Chief Accounting Officer and Controller. Prior to joining GE, Ms. Hauser was a senior partner in the National Office of PwC, where she served as a senior technical resource on multiple topics. Early in her career, Ms. Hauser was selected for a prestigious fellowship in the Office of the Chief Accountant at the SEC. Ms. Hauser currently sits on the boards of directors of Enfusion, Inc., where she is chair of the audit committee and a member of the compensation committee, and Magna International Inc., where she is a member of the audit committee and technology committee. She previously served on the boards of directors of Proterra Inc., from June 2022 to March 2024, and Vonage

Holdings Corp., from October 2019 to July 2022. Ms. Hauser holds a B.B.A. in Accounting, summa cum laude, from the University of Wisconsin-Whitewater.

"I am honored to join the Sprinklr Board," said Ms. Hauser. "I look forward to being a part such of an innovative company that is defining a market as it works to establishes itself as a critical enterprise technology platform for leading enterprise brands."

Stephen M. Ward is the former President and Chief Executive Officer of Lenovo Corporation, the international personal computer company formed by the acquisition of IBM's personal computer division by Lenovo. Prior to joining Lenovo, Mr. Ward was IBM’s Chief Information Officer and General Manager of Thinkpad, as well as other business units. He currently sits on the boards of directors of C3.ai, Inc., where he serves as chair of its compensation committee and a member of its nominating and corporate governance committee, and Carpenter Technology Corporation, where he serves as chair of its corporate governance committee and a member of both its human capital management committee and its science, technology and sustainability committee. Mr. Ward also currently sits on the board of directors of Molekule Inc., a private company. He also previously served on the boards of directors of Vonage Holdings Corp, KLX Energy Services Holdings, Inc., E2Open Corporation, E-Ink Corporation, KLX Aerospace, QD Vision, Inc. and Lenovo. Mr. Ward holds a B.S. in Mechanical Engineering from California Polytechnic State University, San Luis Obispo.

"I look forward to leveraging my experience with digital transformation to contribute to Sprinklr’s success as a member of the Board and the Compensation Committee," Ward said. "Sprinklr’s AI-powered platform gives the company a unique position to deliver unified customer experiences in an expanding and evolving market. I look forward to being a part of the strategy to support Sprinklr in driving innovation, profitable growth, and long-term value."
About Sprinklr
Sprinklr is a leading enterprise software company for all customer-facing functions. With advanced AI, Sprinklr's unified customer experience management (Unified-CXM) platform helps companies deliver human experiences to every customer, every time, across any modern channel. Headquartered in New York City with employees around the world, Sprinklr works with more than 1,800 valuable enterprises — global brands like Microsoft, P&G, Samsung and more than 60% of the Fortune 100. Sprinklr’s value to the enterprise is simple: We un-silo teams to make customers happier.
Forward Looking Statements
This press release contains forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of appointing Jan R. Hauser and Stephen M. Ward, Jr. as members of Sprinklr’s board of directors. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including (i) the risk that the potential benefits of Ms. Hauser and Mr. Ward’s appointments are not realized and (ii) risks, uncertainties and contingencies that may apply to Sprinklr’s business. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2024, under the caption “Risk Factors,” and in other filings that we make from time to time with the SEC. Sprinklr does not undertake to update any forward-looking statements or information, including those contained in this press release.